Exhibit 99.1

Shuwaikh 36 MGD Desalination Plant Awarded to Doosan

Doosan awards ERI the energy recovery contract for Kuwait’s first large-scale seawater reverse osmosis (SWRO) desalination plant

TAMPA, Fla.--(BUSINESS WIRE)--The Ministry of Electricity and Water (MEW) of Kuwait awarded Doosan Heavy Industries & Construction the 136,000 cubic meters per day (m3/day) (36 million US gallons per day (MGD)) Shuwaikh Seawater Reverse Osmosis (SWRO) Desalination Plant with recarbonation system. Doosan Heavy Industries and Construction is executing the project on an EPC basis. Doosan Hydro Technology, a wholly owned US based subsidiary, will provide all basic process design engineering and detailed engineering review services. Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for desalination, was contracted for its innovative PX Pressure Exchanger (PX) technology for the Shuwaikh SWRO project.

Water sustainability is a growing concern in the Middle East and the Kuwaiti Ministry of Electricity and Water has taken proper measures to sustain a potable water supply for its communities. The Plant is Kuwait’s first seawater desalination plant using SWRO technology. It will supply drinking water for 450,000 residents in Kuwait City. Under the contract, Doosan will design and build the plant, which will be located near Shuwaikh port, and will supply equipment and materials. The project is scheduled for completion in September 2010.

Doosan Hydro Technology selected Energy Recovery, Inc.’s (ERI) largest commercially available 65-Series product, the PX-260 energy recovery device, due to its high efficiency, high flexibility and small footprint. The project will include 187 PX-260 PX Pressure Exchanger® energy recovery devices which will save an estimated 12.7 megawatts of power. Assuming a power cost of $0.05 kWh, ERI’s PX Technology energy recovery solution will save the project an estimated $ 7.2 million of energy costs per year compared to operating with no energy recovery. ERI and Doosan also teamed up for the 150,000 m3/day (39.6 MGD) Al Shuaibah III Expansion SWRO Desalination Plant in September of 2007.

John Huit, Doosan Hydro Technology’s Director of Business Development, said, “It is an exciting opportunity to be involved in this project. Working with Doosan Heavy Industries & Construction, who will build the very first large-scale SWRO plant in Kuwait to a Doosan Hydro Technology design provides us the opportunity to apply our expertise to a high profile project in the global arena.”

Dr. Richard Stover, ERI Chief Technology Officer stated, “We are excited about winning this project in Kuwait. Our ground-breaking work in the early 1990’s at the Kuwait Institute of Scientific Research (KISR) Laboratories laid the foundation for today’s PX technology. It’s with great pleasure that we are able to give back to the region,” Dr. Stover continued.

Several desalination plants throughout the Middle East and North Africa utilize ERI’s PX technology to cut costs. From large plants in Algeria and the UAE to smaller plants throughout Egypt and Saudi Arabia, ERI has focused its efforts on providing the region with advanced energy recovery solutions. The company has a regional sales office in Dubai.

Earlier this year, Doosan Hydro Technology was awarded Desalination Company of the Year at the Water, Finance & Sustainability Conference presented by Global Water Intelligence and the International Desalination Association. Doosan Hydro Technology will continue to provide design, manufacturing and construction of custom engineered water and wastewater treatment plants.

About Doosan Hydro Technology, Inc.

As the wholly owned U.S. subsidiary of Doosan Heavy Industries & Construction, Doosan Hydro Technology has a long standing global reputation for providing design, manufacturing and construction of custom engineered water and wastewater treatment plants. We are a leading authority in membrane technology solutions. Please visit Doosan Hydro Technology’s corporate website for more information www.doosanhydro.com.

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices which help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of SWRO systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean.

As the demand for clean, potable water increases, ERI is poised to face the global challenges ahead. For more information on ERI and PX technology, please visit our web site at www.energyrecovery.com.

Note on Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding the timing of plant construction, availability of financing for new desalination plant construction, and the timing of obtaining various government approvals. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, cyclical nature of seawater reverse osmosis plants, delays or postponements in the construction of desalination plants, the ability of our customers to obtain other key components of a plant, delays in governmental approvals, changes in customers’ budgets for desalination plans and the timing of their purchasing decision, and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings, including its Form 424(b)4 Prospectus filed on July 2, 2008, and in particular, the risk factor sections of such filings.

CONTACT:
Doosan Hydro Technology
Mindy Monaco, 813-549-0182
mmonaco@doosanhydro.com
or
Energy Recovery Inc. (ERI)
Audrey Bold, 510-483-7370
abold@energyrecovery.com